EXHIBIT 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE
October 27, 2004

For more information, please contact:
         Hugh W. Mohler, Chairman & CEO                       410-427-3707
         Mark A. Semanie, Executive Vice President & CFO      410-427-3715

                  BAY NATIONAL CORPORATION REPORTS RECORD THIRD
            QUARTER EARNINGS PER SHARE, UP 117% FROM THE PRIOR YEAR

(BALTIMORE, Maryland--October 27, 2004) Bay National Corporation today reported record net income per common share of $.13 during the quarter ended September 30, 2004, an increase of 117% from the $.06 per share earned a year ago. Net income increased 127.6% to $244,000 as compared to the $107,000 earned in the third quarter of last year. "We are very pleased to report another quarter of exceptional results," said Hugh W. Mohler, Chairman & CEO.

Interest income surpassed the $2 million mark for the three months ended September 30, 2004, an increase of 39.2% over the same period in 2003. Net interest income reached $1.3 million, up 44.7% from the $929,000 reported in the prior year quarter. Non interest expenses totaled $1.1 million for the quarter, a 16.2% increase from the year-ago quarter.

Year to date earnings increased to $479,000 or $.25 per diluted share as compared to a loss of $(124,000) or $(.08) per share for the same period in 2003. The $603,000 improvement in earnings is a result of a $1 million or 39.6% increase in net interest income. Non-interest expenses increased by $321,000 or 11.4% for the same period. Mr. Mohler indicated the "the increase in net interest income without a comparable increase in expenses reflects the leverage achieved through prudent management and containment of operating expenditures."

Total assets reached a record level of $157.9 million in the third quarter, a 31% increase over the prior year's total of $120.6 million. Net loans surpassed $127 million at September 30, 2004, an increase of 33.5% from the same period in 2003. Deposits rose $35.6 million, or 33.4%, to $142.3 million from the third quarter of 2003. Core deposits, which management categorizes as all deposits other than national market certificates of deposit and two accounts with highly variable balances, increased 42.8%, closing the quarter at $106.3 million as compared to $74.4 million one year ago. Core deposits are closely monitored by management because they consider such deposits a relatively stable source of


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funding and reflective of the growth of commercial and consumer depository relationships.

Asset quality remained sound at quarter-end with one loan of approximately $11,000 in a non-accrual status. The loan loss reserve of $1.6 million at September 30, 2004 represented 1.25% of gross loans.

Bay National Corporation has two full-service banking offices--Baltimore and Salisbury, Maryland. It focuses on filling the void created by the persistent and unprecedented bank merger and acquisition activity. The bank's niche is small to middle-market businesses, professional service firms, entrepreneurs, nonprofit organizations and successful individuals. It offers a complete range of commercial, private, cash management, retail and mortgage banking services delivered with a high degree of respect and integrity.



The statements in this press release that are not historical facts constitute "forward-looking statements" as defined by Federal Securities laws. Such statements, regarding Bay National Corporation's anticipated future results of operations, are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, changes in interest rates, deposit flows, loan demand and real estate values; as well as changes in economic, competitive, governmental, regulatory, technological and other factors which may affect Bay National Corporation specifically or the banking industry generally. Forward-looking statements speak only as of the date they are made. Bay National Corporation will not update forward-looking statements to reflect factual assumptions, circumstances or events that have changed after a forward-looking statement was made. For further information, please refer to the Bay National Corporation reports filed with the U.S. Securities and Exchange Commission and available at their web site www.sec.gov.


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SELECTED UNAUDITED FINANCIAL DATA
AS OF SEPTEMBER 30, 2004 and 2003
(dollars in thousands, except per share data)

                                                                                        2004             2003
                                                                                        ----             ----
Total assets                                                                       $     157,936     $    120,574
Cash and due from banks                                                                      670              323
Federal funds sold and other overnight investments                                        19,547           20,170
Loans held for sale                                                                        7,081            1,542
Investment securities available for sale                                                   1,546            1,548
Other equity securities                                                                      538              481
Loans, net                                                                               127,214           95,305
Deposits                                                                                 142,285          106,693
Short-term borrowings                                                                      1,550            1,454
Stockholders' equity                                                                      12,958           11,935

Common shares outstanding                                                              1,903,960        1,862,710
Book value per share                                                               $        6.81     $       6.41
Ratio of interest earning assets to interest
     bearing liabilities                                                                  126.29%          128.34%
Stockholders' equity as a percentage of assets                                              8.20%            9.90%

SELECTED UNAUDITED FINANCIAL RATIOS
FOR NINE MONTHS ENDED SEPTEMBER 30, 2004 and 2003

Weighted average yield/rate on:                                                         2004             2003
                                                                                        ----             ----
Loans                                                                                       5.76%            6.00%
Investments and interest bearing cash balances                                               .95%             .80%
Deposits and short-term borrowings                                                          2.12%            2.31%
Net interest spread                                                                         3.02%            2.77%
Net interest margin                                                                         3.46%            3.24%

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SELECTED UNAUDITED OPERATIONAL DATA FOR THE PERIODS ENDED SEPTEMBER 30, 2004 and
2003 (dollars in thousands, except per share data)

                                                         Three Months Ended              Nine Months Ended
                                                         ------------------              -----------------
                                                            September 30                    September 30
                                                            ------------                    ------------
                                                        2004            2003           2004              2003
                                                        ----            ----           ----              ----
Interest income                                    $       2,001    $      1,437  $        5,313     $      4,009
Interest expense                                             656             508           1,738            1,448
Net interest income                                        1,345             929           3,575            2,561
Provision for credit losses                                  136              48             350              356
Net interest income after provision for credit
     losses                                                1,209             881           3,225            2,205
Non-interest income                                          132             170             401              497
Non-interest expenses                                      1,097             944           3,147            2,826
Income (loss) before income taxes                            244             107             479             (124)
Income taxes                                                   -               -               -                -
Net income (loss)                                  $         244    $        107  $          479     $       (124)

PER COMMON SHARE
Basic net income (loss) per share                  $         .13    $        .06  $          .26     $       (.08)
Diluted net income (loss) per share                $         .13    $        .06  $          .25     $       (.08)
Average shares outstanding (Basic)                     1,872,058       1,862,710       1,865,849        1,592,153
Average shares outstanding (Diluted)                   1,932,857       1,888,305       1,918,630        1,592,153

STOCK PRICE
     High                                          $       12.50    $       9.75  $        14.00     $      11.00
     Low                                           $       10.00    $       9.05  $        10.00     $       8.05
     Close                                         $       11.25    $       9.50  $        11.25     $       9.50


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SUPPLEMENTAL INFORMATION:

                                                                                   September 30,     September 30,
                                                                                          2004           2003
                                                                                          ----           ----
Reconciliation of total deposits to core deposits:
Total deposits                                                                    $      142,285  $       106,693
National market certificates of deposit                                                  (30,214)         (26,640)
Variable balance accounts (2 customers)                                                   (5,799)          (5,640)
                                                                                   --------------  ---------------
Core deposits                                                                     $      106,272  $        74,413
                                                                                   ==============  ===============